Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS THIRD QUARTER 2020 RESULTS

Greenwich, CT, USA, November 16, 2020. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the third quarter of 2020.

Highlights for the Third Quarter and Recent Events

-- Reported net loss attributable to Diamond S of $9.7 million, or net loss of $0.24 basic and diluted earnings per share, and Adjusted EBITDA (see Non-GAAP Measures section below) of $27.1 million.

-- Net debt at September 30, 2020 was $611.1 million, implying a net debt to asset value leverage ratio of 39% based on broker valuations as of June 2020. At quarter end, total free liquidity available to the Company above bank minimum cash requirements was $124.3 million.

-- Agreed to sell a 2009-built MR vessel, the Atlantic Mirage, which is expected to be delivered to the buyers in late Q4 2020. The sale of the vessel is expected to generate approximately $7 million in net proceeds before settlement of working capital.

Craig H. Stevenson Jr., President and CEO of Diamond S, commented: “In these challenging market conditions, we are focused on maintaining safe operations and generating the highest possible cash flow in the spot market. To that end, we are pleased with the performance of our new commercial manager, the Norient Product Pool, who absorbed 28 of our MR vessels during the third quarter and outperformed industry benchmarks. Another priority in this environment is ensuring liquidity and maintaining the strong position of our balance sheet. Our recent agreement to sell one of our MR vessels reinforces our view of the underlying value of our enterprise. We are selling a 2009-built MR tanker for $16.4 million. This asset sale is a tangible marker of the value of our fleet, which is well in excess of our current market capitalization. We will continue to prove out the inherent value of DSSI and, especially given the positive long term outlook for our market, we expect to see the disconnect between our intrinsic value and our share price diminish.”

Third Quarter 2020 Results

Reported net loss attributable to Diamond S for the third quarter of 2020 was $9.7 million, or net loss of $0.24 basic and diluted earnings per share, compared to a net loss of $25.9 million, or $0.65 per basic and diluted share, for the third quarter of 2019, which included the impact of a loss on vessel sales of $18.3 million, or $0.46 per share. The decrease in net income for the third quarter of 2020 compared to the adjusted net income for the third quarter of 2019 is primarily related to weaker tanker market conditions.

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 50-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. The Product Fleet consists of 44 medium range (“MR2”) vessels and 6 Handysize (“MR1”) vessels.

Net revenues for the Company, which represents voyage revenues less voyage expenses, were $79.7 million for the third quarter of 2020 compared to $81.6 million for the third quarter of 2019. Net revenues from the Crude Fleet were $29.4 million in the third quarter of 2020 compared to $23.3 million for the third quarter of 2019. The increase in net revenues for the Crude Fleet were primarily due to a solid start to the quarter as a result of the carryover of strong rates from the first half of 2020. Net revenues from the Product Fleet were $50.3 million in the third quarter of 2020 compared to $58.3 million for the third quarter of 2019. The decrease in net revenues in the Product Fleet was principally driven by weaker market conditions. The weak market conditions were driven by demand destruction caused by the global pandemic, and the unwinding of the floating storage cycle, which effectively increased the supply of available ships.

Vessel expenses were $44.8 million for the third quarter of 2020 compared to $41.8 million for the third quarter of 2019. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, increased by $3.0 million primarily due to additional expenses incurred for crew bonuses, increased costs of crew reliefs, testing, quarantine and logistics for delivery of services and materials to the vessels as a result of the global pandemic.

Depreciation and amortization expense was $29.1 million in the third quarter of 2020 compared to $28.8 million for the third quarter of 2019.

General and administrative expenses were $7.7 million in the third quarter of 2020 compared to $7.6 million for the third quarter of 2019.

Interest expense was $7.0 million in the third quarter of 2020 compared to $13.0 million for the third quarter of 2019. Interest expense decreased in the third quarter of 2020 due to a lower average debt balance as a result of debt repayments and a decrease in the effective interest rate. Total gross debt outstanding as of September 30, 2020 was $748.5 million, or 16% lower compared to September 30, 2019.

Other income, which consists primarily of interest income, was less than $0.1 million in the third quarter of 2020, compared to $0.5 million for the third quarter of 2019.

Liquidity

As of September 30, 2020, the Company had $120.3 million in cash and restricted cash and $60.0 million available under its revolving credit facility. Available liquidity as of September 30, 2020 was $124.3 million, net of $56.0 million in restricted cash and minimum cash required by debt covenants.

Outlook

Tanker market conditions are expected to remain under pressure during the fourth quarter of 2020, driven by weak demand for crude oil and refined products as a result of the global pandemic. The typical seasonal market strength is expected to be muted as oil inventories continue to draw from onshore storage and demand has not materially recovered. Tanker supply remains balanced based on pre-pandemic demand levels, and the number of vessels on order nearly matches the number of vessels that might be expected to be scrapped, based on the average useful life of a vessel.

As of November 12, 2020, approximately 58% of Crude Fleet revenue days operating in the spot market in the fourth quarter have been fixed at an average rate of approximately $6,800 per day. In the Product Fleet, 59% of revenue days operating in the spot market have been fixed at an average rate of approximately $9,000 per day in the fourth quarter of 2020. The Product Fleet includes a weighted average blend of MR2 vessels, fixed on 60% of revenue days at an average rate of $9,400 per day, and MR1 vessels, fixed on 53% of fourth quarter revenue days at an average rate of $6,000 per day.

Conference Call

The Company will hold a conference call on November 16, 2020 at 8:00 a.m. Eastern Time to discuss its results for the third quarter of 2020.

To access the call, participants should dial +1 866 211-4137 for domestic callers and +1 647 689-6723 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please enter passcode 6646328.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 11 a.m. ET on Monday November 16, 2020 through Monday, November 23, 2020 by dialing in +1 800 585-8367 or +1 416 621-4642 and entering the passcode 6646328.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 66 vessels on the water, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Some of the factors that could cause our actual results or conditions to differ materially include unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; the duration and impact of the COVID-19 (coronavirus) outbreak; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of September 30, 2020 and December 31, 2019

(In Thousands, except for share and per share data)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$114,335	$83,609
Due from charterers – Net of provision for doubtful accounts of $2,037 and $1,415, respectively	56,948	80,691
Inventories	20,518	32,071
Prepaid expenses and other current assets	14,611	13,179
Total current assets	206,412	209,550

Noncurrent assets:
Vessels – Net of accumulated depreciation of $631,438 and $553,483, respectively	1,799,835	1,865,738
Other property – Net of accumulated depreciation of $813 and $584, respectively	433	642
Deferred drydocking costs – Net of accumulated amortization of $24,406 and $17,975, respectively	34,016	37,256
Restricted cash	6,014	5,610
Advances to Norient pool	8,001	—
Time charter contracts acquired – Net of accumulated amortization of $4,290 and $2,296, respectively	2,809	5,004
Other noncurrent assets	2,593	4,582
Total noncurrent assets	1,853,701	1,918,832
Total	$2,060,113	$2,128,382

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$134,389	$134,389
Accounts payable and accrued expenses	35,336	44,062
Deferred charter hire revenue	3,245	1,934
Derivative liability	557	—
Total current liabilities	173,527	180,385

Long-term debt – Net of deferred financing costs of $13,426 and $15,866, respectively	600,703	744,055
Derivative liability	620	—
Total liabilities	774,850	924,440

Equity:
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,924,892 and 39,890,699 shares at September 30, 2020 and December 31, 2019, respectively	40	40
Treasury stock – at cost; 137,289 shares at September 30, 2020	(1,418)	—
Additional paid-in capital	1,240,521	1,237,658
Accumulated other comprehensive loss	(1,177)	—
Retained earnings (accumulated deficit)	12,525	(68,567)
Total Diamond S Shipping Inc. equity	1,250,491	1,169,131
Noncontrolling interests	34,772	34,811
Total equity	1,285,263	1,203,942
Total	$2,060,113	$2,128,382

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three and Nine Months Ended September 30, 2020 and 2019

(In Thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Voyage revenue	$69,098	$120,954	$419,169	$348,747
Time charter revenue	20,408	20,572	63,296	44,730
Pool revenue	23,091	—	23,410	—
Total revenue	112,597	141,526	505,875	393,477

Operating expenses:
Voyage expenses	32,896	59,968	156,926	167,441
Vessel expenses	44,758	41,799	128,032	108,976
Depreciation and amortization expense	29,067	28,763	86,598	79,962
Loss on sale of vessels	—	18,344	—	18,344
General and administrative expenses	7,685	7,566	23,294	21,174
Total operating expenses	114,406	156,440	394,850	395,897
Operating income	(1,809)	(14,914)	111,025	(2,420)
Other (expense) income:
Interest expense	(7,019)	(13,021)	(28,106)	(35,813)
Other income	3	492	339	1,393
Total other expense – Net	(7,016)	(12,529)	(27,767)	(34,420)
Net (loss) income	(8,825)	(27,443)	83,258	(36,840)
Less: Net income (loss) attributable to noncontrolling interest (1)	839	(1,548)	2,166	(1,416)
Net (loss) income attributable to Diamond S Shipping Inc.	$(9,664)	$(25,895)	$81,092	$(35,424)

Net (loss) earnings per share – basic	$(0.24)	$(0.65)	$2.03	$(0.99)
Net (loss) earnings per share – diluted	$(0.24)	$(0.65)	$2.02	$(0.99)

Weighted average common shares outstanding – basic	39,918,427	39,890,698	39,879,976	35,835,477
Weighted average common shares outstanding – diluted	39,918,427	39,890,698	40,106,157	35,835,477

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Nine Months Ended September 30, 2020 and 2019

(In Thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2020	2019
Cash flows from Operating Activities:
Net income (loss)	$83,258	$(36,840)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	86,598	79,962
Loss on sale of vessels	—	18,344
Amortization of deferred financing costs	2,663	3,106
Amortization of time charter hire contracts acquired	2,194	1,632
Amortization of the realized gain from recouponing swaps	—	(2,045)
Stock-based compensation expense	3,607	2,162
Changes in assets and liabilities	20,692	(11,723)
Payments for drydocking	(5,120)	(12,685)
Net cash provided by operating activities	193,892	41,913

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	—	(292,683)
Transaction costs	—	(18,930)
Proceeds from sale of vessels	—	31,800
Payments for vessel additions and other property	(11,958)	(11,238)
Net cash used in investing activities	(11,958)	(291,051)

Cash flows from Financing Activities:
Borrowings on long-term debt	—	300,000
Principal payments on long-term debt	(100,792)	(86,604)
Borrowings on revolving credit facilities	—	61,000
Repayments on revolving credit facilities	(45,000)	(26,323)
NT Suez Holdco LLC distribution	(2,205)	—
Shares repurchased	(1,418)	—
Cash paid to net settle employee withholding taxes on equity awards	(745)	—
Proceeds from partners’ contributions in subsidiaries	—	980
Payments for deferred financing costs	(644)	(6,970)
Net cash (used in) provided by financing activities	(150,804)	242,083
Net increase (decrease) in cash, cash equivalents and restricted cash	31,130	(7,055)
Cash, cash equivalents and restricted cash – Beginning of period	89,219	88,158
Cash, cash equivalents and restricted cash – End of period	$120,349	$81,103

Supplemental disclosures:
Cash paid for interest	$26,480	$35,206
Common stock issued to CPLP	$—	$236,848
Unpaid transaction costs in Accounts payable and accrued expenses at the end of the period	$—	$154
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$1,326	$4,604

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Crude & Product Operating Data

(Unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020		2019		2020		2019
	Crude Fleet	Product Fleet(A)	Crude Fleet	Product Fleet(A)	Crude Fleet	Product Fleet(A)	Crude Fleet	Product Fleet(A)
Time Charter TCE per day(1)	$26,073	$14,407	$26,134	$14,409	$26,277	$14,369	$26,127	$14,510
Spot TCE per day(1),(2)	20,224	10,374	18,174	12,714	37,120	15,176	17,966	13,356
Total TCE per day(1),(2)	$21,386	$11,113	$18,938	$13,139	$34,988	$15,016	$18,439	$13,610
Vessel operating expenses per day(3)	$7,995	$7,191	$7,139	$6,503	$7,578	$6,755	$6,889	$6,537
Revenue days(4)	1,389	4,539	1,337	4,445	4,175	13,476	3,854	11,706
Operating days(4)	1,472	4,600	1,472	4,751	4,384	13,700	4,024	12,719

(A) Product Fleet Operating Data	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020		2019		2020		2019
	MR Fleet	Handy Fleet	MR Fleet	Handy Fleet	MR Fleet	Handy Fleet	MR Fleet	Handy Fleet
Time Charter TCE per day(1)	$14,372	$14,686	$15,149	$12,164	$14,612	$13,073	$15,137	$12,231
Spot TCE per day(1),(2)	11,023	5,797	12,943	9,947	15,626	11,639	13,508	10,941
Total TCE per day(1),(2)	$11,643	$7,279	$13,415	$11,100	$15,433	$12,009	$13,818	$11,595
Vessel operating expenses per day(3)	$7,174	$7,317	$6,502	$6,935	$6,728	$6,954	$6,517	$7,155
Revenue days(4)	3,987	552	3,915	530	11,836	1,640	10,610	1,095
Operating days(4)	4,048	552	4,199	552	12,056	1,644	11,597	1,122

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period. Voyage revenues, as presented in the income statement, are reported under a load-to-discharge basis under U.S. GAAP. A reconciliation is provided in the Non-GAAP Measures section of the press release.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that are presented in this press release and that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

(in thousands of U.S. dollars, except fleet data)	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020		2019		2020		2019
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$42,293	$70,304	$46,222	$95,304	$202,795	$303,080	$133,105	$260,372
Voyage expense	(12,891)	(20,005)	(22,919)	(37,049)	(55,900)	(101,026)	(64,383)	(103,058)
Amortization of time charter contracts acquired	581	96	581	179	1,743	452	1,181	449
Off-hire bunkers in voyage expenses	212	33	408	622	493	334	619	1,278
Commercial management pool fees	-	1,024	-	-	-	1,033	-	-
Load-to-discharge/Discharge-to-discharge	(492)	(1,014)	1,037	(648)	(3,054)	(1,509)	536	295
Revenue from sold vessels	-	1	-	(5)	-	(10)	-	(25)
TCE Revenue	$29,703	$50,439	$25,329	$58,403	$146,077	$202,354	$71,058	$159,310
Operating days	1,472	4,600	1,472	4,751	4,384	13,700	4,024	12,719
Off-hire/Dry Docking days	83	61	135	306	209	224	170	1,014
Revenue days	1,389	4,539	1,337	4,445	4,175	13,476	3,854	11,706
TCE per day	$21,386	$11,113	$18,938	$13,139	$34,988	$15,016	$18,439	$13,610

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income (loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

(in thousands of U.S. dollars)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(8,825)	$(27,443)	$83,258	$(36,840)
Total other expense, net	7,016	12,529	27,767	34,420
Operating income	(1,809)	(14,914)	111,025	(2,420)
Depreciation and amortization	29,067	28,763	86,598	79,962
Noncontrolling interest	(1,644)	631	(4,781)	(1,395)
EBITDA	$25,614	$14,480	$192,842	$76,147
Fair value of TC amortization	676	760	2,194	1,632
Nonrecurring corporate expenses	846	387	846	2,057
Gain/Loss on Sale of Assets	-	18,344	-	18,344
Adjusted EBITDA	$27,136	$33,971	$195,882	$98,180